EXHIBIT 10.1

PROMISSORY NOTE

8/10/2016

The undersigned, jointly and severally, promise to pay to the order of Gulfstream 1998 Irrevocable Trust at 7315 E. Peakview Avenue, Centennial, Colorado, 80111, or at such other place as the holder hereof may designate in writing, the sum of Thirty-three Thousand Dollars and No Cents ($33000) payable as follows:

Due on demand with an interest

charge of 8% per annum

Prepayment of this note to date of payment may be made at any time without penalty.

This note may be converted to common stock of AlumiFuel Power Corporation ("AFPW") at market price on the date of conversion, provided, however, that at no time shall the Borrower be permitted to convert that number of shares which would result in beneficial ownership by the Borrower and/or its affiliates of greater than 4.99% of the outstanding shares of common stock at the time of any conversion.

If the holder deems itself insecure or if default be made in payment of the whole or any part of any installment at the time when or the place where the same becomes due and payable as aforesaid, then the entire unpaid balance, shall at the election of the holder hereof and without notice of said election at once become due and payable. In event of any such default or acceleration, the undersigned agrees to pay to the holder hereof reasonable attorney's fees, legal expenses and lawful collection costs in addition to all other sums due hereunder.

Presentment, demand, protest, notice of dishonor and extension of time without notice are hereby waived and the undersigned consent to the release of any security, or any part thereof, with or without substitution.

Signed:

ALUMIFUEL POWER CORPORATION

By:	/s/ Henry Fong
Henry Fong
President & Chief Executive Officer